The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
September 10, 2007	Crystal B. Leiderman

Director, Investor Relations
800-847-5322

THE ALLIED DEFENSE GROUP ANNOUNCES AGREEMENT TO SELL

THE VSK GROUP IN A $47.6 MILLION TRANSACTION

The Company Continues To Right-Size, Restructure, Recapitalize With More Than $200 Million In
Backlog

VIENNA, Virginia, September 10, 2007 – The Allied Defense Group, Inc. (AMEX:ADG) announces it has entered into a definitive agreement to sell its Belgium subsidiary, The VSK Group, to Xtralis Pty Ltd. Xtralis Pty Ltd is a global leader in security surveillance systems.

ADG will receive €35 million (approximately $47.6 million), with the sale expected to close on September 14, 2007.

Major General (Ret) John J. Marcello, President and Chief Executive Officer of The Allied Defense Group said, “VSK has grown substantially since ADG acquired the business in 1994.   Today’s acquisition allows XTRALIS access to important technologies and an improved entrée to European markets. We believe the value of our VSK Group as reflected by this transaction represents an assessment that has not been reflected in ADG’s public valuation, and therefore we believe the sale is a significant step forward in our goal of maximizing shareholder value. The proceeds from VSK’s sale will help us increase our liquidity, reduce debt and improve our core competencies. ADG continues to right-size, restructure and recapitalize to maximize value for all of our shareholders.”

The Allied Defense Group, Inc. was advised by Houlihan Lokey Howard & Zukin in connection with the transaction.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.